Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT, Inc. Acquires
1140 Avenue of the Americas in Midtown Manhattan

New York, June 17, 2016 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today it had completed its acquisition of 1140 Avenue of the Americas, an institutional-quality office property located in Midtown Manhattan for $180 million, exclusive of closing costs.

1140 Avenue of the Americas is a 22-story institutional-quality office building containing approximately 250,000 rentable square feet. The acquisition was funded with a combination of cash and mortgage financing.

“We are pleased to announce that we have closed on the acquisition of 1140 Avenue of the Americas. This increases our portfolio to a total of six properties with an aggregate purchase price of approximately $700 million,” said Michael A. Happel, CEO, President and Secretary of NYCR. “We remain active buyers and expect to continue growing our New York City portfolio.”

About NYCR

NYCR elected and qualified to be a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYCR makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYCR’s control, including other factors included in NYCR’s reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of NYCR's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on March 16, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYCR does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:

Michael A. Happel	Matthew Furbish
CEO, President & Secretary	Director
American Realty Capital New York City REIT, Inc.	Investor Relations & Public Relations
mhappel@nyrt.com	mfurbish@nyrt.com
(212) 415-6500	(212) 415-6500